Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF
PACIFIC ENERGY DEVELOPMENT MSL LLC
(a Nevada limited liability company)
AND
PEDCO MSL Merger Sub LLC
(a Nevada limited liability company)

AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into on March [ ], 2014 by Pacific Energy Development MSL LLC, a Nevada limited liability company (“PEDCO MSL”), and approved by resolution adopted by its Managers and Members on said date, and entered into on March 7, 2014, by PEDCO MSL Merger Sub LLC, a Nevada limited liability company (“PEDCO Merger Sub”), and approved by resolution adopted by its Managers and Members on said date.  Each of PEDCO MSL and PEDCO Merger Sub are referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, PEDCO MSL is a limited liability company established under the laws of the State of Nevada;

WHEREAS, PEDCO Merger Sub is a limited liability company established under the laws of the State of Nevada;

WHEREAS, this Agreement is adopted pursuant to Nevada Revised Statutes (“NRS”) Section 92A.100, which permits a merger of a limited liability company of the State of Nevada with and into a limited liability company of another jurisdiction or a limited liability organized under the laws of the State of Nevada;

WHEREAS, PEDCO MSL does not intend to carry on any business except the business necessary to wind up and liquidate its business and affairs by means of the Merger (hereinafter defined); and

WHEREAS, PEDCO MSL and PEDCO Merger Sub and the respective Managers thereof declare it advisable and to the advantage, welfare, and best interests of said limited liability companies and their respective Members to merge PEDCO MSL with and into PEDCO Merger Sub (the “Merger”) pursuant to the provisions of the NRS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the Parties hereto, being thereunto duly entered into by PEDCO MSL and approved by a resolution adopted by its Managers and Members and being thereunto duly entered into by PEDCO Merger Sub and approved by a resolution adopted by its Managers and Members, the Merger and the terms and conditions thereof and the mode of carrying the same into effect, are hereby determined and agreed upon as hereinafter set forth in this Agreement.

1.           PEDCO MSL shall, pursuant to the provisions of the NRS, be merged with and into PEDCO Merger Sub, which shall be the surviving company from and after the effective time of the Merger (as sometimes referred to hereinafter as the “Surviving Company”), and which shall continue to exist as said Surviving Company under the name Pacific Energy Development MSL LLC, pursuant to the provisions of the NRS. The separate existence of PEDCO MSL, which is sometimes hereinafter referred to as the “Merging Company”, shall cease at said effective time in accordance with the provisions of the NRS.

2.           As a material inducement to Surviving Company to execute this Agreement and perform its obligations under this Agreement, Merging Company represents and warrants to Surviving Company as follows:

(a)           Merging Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of Nevada, with corporate power and authority to own, lease, and operate property and carry on its business as it is now being conducted.  A copy of the Articles of Organization of Merging Company, including all amendments, effective as of the date of this Agreement, has been delivered to Surviving Company, and are complete and correct.  The Merging Company does not have an Operating Agreement or similar organizational document in effect.

(b)           To its knowledge, no actions, suits, or other legal proceedings are pending or threatened against Merging Company before or by any federal, state, or municipal court, department, board, bureau, or agency.

3.           As of the date of this Agreement, 1 membership interest of the Merging Company constituting all of the outstanding membership interests in the Merging Company are validly issued and outstanding, fully paid, and non-assessable and held by Pacific Energy Development Corp, a Nevada corporation (“PEDCO”).  As of the date of this Agreement, there are no options, warrants or other rights (including conversion or preemptive rights) or Contracts of any character relating to the membership interests or obligating Surviving Company to issue or sell any additional units of or other equity interests in Merging Company.  There are no outstanding Contracts of the Merging Company to (a) repurchase, redeem or otherwise reacquire any units of or other equity interests in Merging Company (or any interest therein), (b) issue or distribute to any Person any units of or other equity interests in Merging Company or (c) issue or distribute to any Person any evidences of indebtedness, cash or other assets of Merging Company or to create any liens on the assets of Merging Company.  Neither the Merging Company nor its members is a party or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to any units of or other equity interests in Merging Company.  There are no documents or agreements that will bind the members in their capacity as members of Merging Company or which contain rights, restrictions or obligations with respect to the equity or debt capital of Merging Company.  For purposes of this Agreement, (a) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements or other undertakings, whether formal or informal, written or oral, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and (b) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

4.           As a material inducement to Merging Company to execute and perform its obligations under this plan, Surviving Company represents and warrants to Merging Company as follows:

(a)           Surviving Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of Nevada, with corporate power and authority to own property and carry on its business as it is now being conducted. A copy of the Articles of Organization of the Surviving Company, including all amendments, effective as of the date of this Agreement, has been delivered to Merging Company, and is complete and correct. The Surviving Company does not have an Operating Agreement or similar organizational document in effect.

(b)           To its knowledge, no actions, suits, or other legal proceedings are pending or threatened against Surviving Company before or by any federal, state, or municipal court, department, board, bureau, or agency.

(c)           As of the date of this Agreement, 2 membership interests of the Surviving Company constituting all of the outstanding membership interests in the Surviving Company are validly issued and outstanding, fully paid, and non-assessable of which 1 is held by PEDCO and 1 is held by RJ Resources Corp., a Delaware corporation (“RJ”). As of the date of this Agreement, there are no options, warrants or other rights (including conversion or preemptive rights) or Contracts of any character relating to the membership interests or obligating Surviving Company to issue or sell any additional units of or other equity interests in Surviving Company.  There are no outstanding Contracts of the Surviving Company to (a) repurchase, redeem or otherwise reacquire any units of or other equity interests in Surviving Company (or any interest therein), (b) issue or distribute to any Person any units of or other equity interests in Surviving Company or (c) issue or distribute to any Person any evidences of indebtedness, cash or other assets of Surviving Company or to create any Liens on the assets of Surviving Company.  Neither the Surviving Company nor its members is a party or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to any units of or other equity interests in Surviving Company.  There are no documents or agreements that will bind the members in their capacity as members of Surviving Company or which contain rights, restrictions or obligations with respect to the equity or debt capital of Surviving Company.

5.           Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)           Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby including the Merger. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)           The execution and delivery by such Party and the consummation of the transactions contemplated hereby including the Merger do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a breach or violation of its organizational documentation, (ii) constitute a violation of any law; or (iii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any agreement, contract or understanding to which such Party or its assets are bound or affected; and

(c)           Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

6.           The present Articles of Organization of PEDCO Merger Sub will be the Articles of Organization of the Surviving Company and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

7.           The Managers and officers in office of the Surviving Company at the effective time of the Merger shall remain the Managers and officers of the Surviving Company, all of whom shall hold their offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Operating Agreement (if any any) of the Surviving Company or as provided under the NRS.

8.           Each one membership interest representing an ownership interest in the Merging Company shall, from and after the Effective Time of the Merger, be cancelled.

9.           After the Effective Date, the Surviving Company will have a total of 2 membership interests issued and outstanding, of which 1 will be owned by PEDCO and 1 will be owned by RJ.

10.           At the Effective Date of the Merger, the Surviving Company shall change its name to Pacific Energy Development MSL LLC.

11.           In the event that this Agreement shall have been fully approved and adopted upon behalf of the Merging Company in accordance with the provisions of the NRS and upon behalf of the Surviving Company in accordance with the provisions of the NRS, the said limited liability companies agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada, and that they will cause to be performed all necessary acts within the State of Nevada and elsewhere to effectuate the Merger herein provided for.

12.           The Managers and the proper officers of the Merging Company and of the Surviving Company are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger described herein.  The “Effective Date” of the Merger shall be the effective date set forth in the Articles of Merger as filed by the Parties with the Secretary of State of Nevada, or if such Articles of Merger do not state an effective date, the filing date of such Articles of Merger.

13.           On the Effective Date, the Surviving Company shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Merging Company. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Merging Company shall be transferred to, vested in and devolved upon the Surviving Company without further act or deed, and all property, rights, and every other interest of the Merging Company and the Surviving Company shall be as effectively the property of the Surviving Company as they were of the Merging Company and the Surviving Company, respectively. All rights of creditors of the Merging Company and all liens and obligations upon any property of the Merging Company shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the Merging Company shall attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

14.           This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned, in whole or in part, at any time prior to the Effective Time, whether before or after approval of the Merger by the Members of each Party:

(a)           By mutual written consent of both Parties;

(b)           By either Party, if:

1.
there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any Party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

2.	such Party’s Members do not approve this Agreement and the Merger; or

3.
the Note Purchase Agreement by and between PEDEVCO Corp., a Texas corporation (the “Note Purchase”); each of the entities Party to the Note Purchase as investors, and BAM Administrative Services LLC, as agent for the Investors does not close on or prior to March 7, 2014.

15.           In the event of termination of this Agreement by a Party as provided in Section 14, written notice thereof shall promptly be given to the other Party and this Agreement shall forthwith terminate without further action by any of the Parties hereto.  If this Agreement is terminated as so provided, there shall be no liabilities or obligations hereunder on the part of any Party hereto.

16.           The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

17.           From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Merging Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merging Company, and otherwise to carry out the purposes of this Agreement, and the officers and Managers of the Merging Company are fully authorized in the name and on behalf of the Merging Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

18.           Membership interests of the Merging Company which are issued and outstanding immediately prior to the Effective Date and which are held by persons who are entitled to and have properly exercised, and not withdrawn or waived, appraisal or dissenters rights with respect thereto in accordance with the NRS, will not be converted into securities of Surviving Company as provided above and will be entitled, in lieu thereof, to receive payment of the appraised value of such membership interests in accordance with the provisions of the NRS, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal, dissent and payment under the NRS.  If, after the effective date, any such holder fails to perfect or effectively withdraws or loses such right, such securities of the Merging Company will thereupon be treated as if they had been converted at the effective date into the right to receive securities of the Surviving Company, as described above, without any interest thereon.

19.           Notwithstanding the full approval and adoption of this Agreement, this Agreement may be amended at any time and from time to time prior to the filing and effectiveness of the Articles of Merger with the Secretary of State of the State of Nevada and, except that, without the approval of the Members of PEDCO MSL and the Members of PEDCO Merger Sub, no such amendment may (a) change the rate of exchange for any membership interests of PEDCO MSL or the types or amounts of consideration that will be distributed to the holders of the membership interests of PEDCO MSL; (b) any term of the Articles of Organization of the Surviving Company; or (c) adversely affect any of the rights of the Members of PEDCO MSL or PEDCO Merger Sub.

20.           This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and applicable laws of the United States of America and the obligations of the Parties hereto are to be performed in the State of Nevada.  All disputes, claims, demands, actions, causes of action, suits or proceedings by and among the Parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts located in New York County, New York.  Each Party to this Agreement hereby irrevocably waives any right to have any such dispute, claim, demand, action, cause of action, suit or proceeding adjudicated, litigated, heard or tried in any place other than New York County, New York.

21.           Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

22.           The Parties to the Merger desire to arrange mutually for and manage all necessary procedures under the requirements of federal and Nevada securities laws and the related supervisory commissions to ensure that this Agreement is properly processed to comply with all federal and state registration requirements, or to take full advantage of any lawful and applicable exemptions from registration.

23.           All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require.  The terms “herein”, “hereof” or “hereunder” or similar terms used in this Agreement refer to this entire Agreement and not only to the particular provision in which the term is used.   The captions and sections of this Agreement are for convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this agreement.

24.           When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; and (iv) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

25.           This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties.  No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, this Plan and Agreement of Merger is hereby executed upon behalf of each of the constituent limited liability companies parties hereto.

Dated: March 7, 2014

PACIFIC ENERGY DEVELOPMENT MSL LLC, a Nevada limited liability company By: /s/ Frank C. Ingriselli Name: Frank C. Ingriselli Title: President and CEO

PEDCO MSL MERGER SUB LLC, a Nevada limited liability company By: /s/ Frank C. Ingriselli Name: Frank C. Ingriselli Title: President and CEO